Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Dyne Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(1)	(1)

Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)	(1)	$37,364,472	0.00014760	$5,515

Total Offering Amounts					$37,364,472		$5,515

Total Fees Paid Previously							—

Total Fee Offsets							—

Net Fee Due							$5,515

(1)

The Registrant previously registered the offer and sale of certain securities, including its common stock, par value $0.0001 per share, having a proposed maximum aggregate offering price of $400,000,000 pursuant to Registration Statement on Form S-3 (File No. 333-260755), which was filed on November 4, 2021 and declared effective by the Securities and Exchange Commission on November 17, 2021 (the “Prior Registration Statement”). As of the date hereof, a balance of $307,779,278 of such securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the Registrant is hereby registering the offer and sale of an additional $37,364,472 of its shares of common stock. The additional amount of securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining securities available to be sold under the Prior Registration Statement.